Exhibit 5

February 28, 2008

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

Re:    An aggregate of 35,000 Shares of Common Stock of Hewlett-Packard Company offered pursuant to the
          EYP Mission Critical Facilities, Inc. 2001 Stock Option and Grant Plan

Dear Sir or Madam:

        I have examined the proceedings taken and the instruments executed in connection with the reservation for issuance and authorization of the sale and issuance from time to time of not in excess of an aggregate of 35,000 shares (the “Shares”) of the Common Stock of Hewlett-Packard Company pursuant to the terms of the EYP Mission Critical Facilities, Inc. 2001 Stock Option and Grant Plan (the “Plan”).  The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission and to which this opinion is to be attached as an exhibit.

        Upon the basis of such examination, I am of the opinion that the Shares, when issued and sold pursuant to the terms and conditions set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable.

        You are further advised that I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul T. Porrini
Paul T. Porrini Vice President and Associate General Counsel